Exhibit 21.1

Subsidiaries

NAME OF SUBSIDIARY	JURISDICTION OF FORMATION
Marlin Leasing Corporation	Delaware
AssuranceOne, Ltd.	Bermuda
Marlin Business Bank	Utah
Marlin Receivables Corp.	Nevada
Marlin Receivables II LLC	Delaware
Admiral Financial Corp.	New Jersey